Exhibit 99.1

                           news release

FOR IMMEDIATE RELEASE

SIRVA Continues its Focus on Relocation Services With Sale of European Specialized Transportation Business

Transaction Follows Recent Sale of North American Counterpart

CHICAGO, December 23, 2004 — SIRVA, Inc. (NYSE: SIR), a global relocation services provider, today announced continued progress in its effort to focus on its core relocation services business with the execution of a definitive agreement to sell its European Specialized Transportation business to Wincanton plc, a leading European supply chain solutions company, for €10 million. The agreement involves the sale of midiData Logistik GmbH, North American (UK) Limited, and SIRVA Netherlands BV, the three SIRVA subsidiaries that operate the European Specialized Transportation business.

The transaction, which is expected to close in late January 2005, follows the company’s recent sale of its North American specialized transportation business, now known as Specialized Transportation, Inc., and operated by a group of northAmerican Van Line agents. SIRVA also expects to complete the sale of its Transportation Solutions business sometime in the first half of 2005.

“We are pleased with the solid progress we are making in our program to divest these asset intensive businesses so that we can sharpen our focus and financial resources on our strategic relocation services business,” said Brian Kelley, president and CEO of SIRVA. “We expect to build on our momentum in the marketplace and continue to add new customers as we further highlight our distinct competitive advantage. By maintaining this focus we will deliver better value to our customers and for our shareholders.”

Completion of the transaction is subject to normal regulatory approvals in Europe.

About SIRVA, Inc.

SIRVA, Inc. is a leader in providing relocation solutions to a well-established and diverse customer base around the world. The company is the leading global provider that can handle all aspects of relocations end-to-end within its own network, including home purchase and home sale services, household goods moving, mortgage services and insurance. SIRVA conducts more than 365,000 relocations per year, transferring corporate and government employees and moving individual consumers. The company

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operates in more than 40 countries with approximately 7,500 employees and an extensive network of agents and other service providers. SIRVA’s well-recognized brands include Allied, northAmerican, Global, and SIRVA Relocation in North America; Pickfords, Huet, Kungsholms, ADAM, Majortrans, Allied Arthur Pierre, Rettenmayer, and Allied Varekamp in Europe; and Allied Pickfords in the Asia Pacific region. More information about SIRVA can be found on the company’s Web site at www.sirva.com.

Forward-Looking Statements

This release includes forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are not historical, but are made based on management’s current expectations and beliefs concerning future developments and their potential effects upon SIRVA, Inc. and its subsidiaries. There can be no assurance that future developments affecting us will be those anticipated by management. These forward-looking statements are not a guarantee of future performance and involve risks, uncertainties and other factors, including without limitation those described under the caption “Business-Investment Considerations” and other risks described in our 2003 Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. We do not intend, and are under no obligation, to update any particular forward-looking statement included in this release.

Media Contacts

Jim Trainor

Vice President

Corporate Communications

630.468.4828 (work)

630.334.7865 (cell)

Judy Wohlt

Manager

Corporate Communications

630.468.4886 (work)

630.802.1299 (cell)

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